Filed Pursuant To Rule 433

Registration No. 333-180974

May 16, 2013

Video Transcript: WGC Gold Demand Trends Q1 2013 US Only

Marcus Grubb:

“A complex picture is emerging for gold demand in the United States. Over all ETF demand fell by 177 tons. Three quarters of which was in the US, on the back of a stronger US economy and some switching into other asset classes. However, taking a look at bars and coins, we had a rise of over 40 percent and also in jewellery, we had an increase of 6 percent, the first rise in quarterly jewellery demand since the third quarter of 2005.”

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.